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EXHIBIT 10.4

                          [IMPERIAL BANK LETTERHEAD]

May 12, 1995

Mr. Donald Kushner
The Kushner-Locke Company
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA 90025

RE:   Waiver of Section 5.1  MINIMUM NET INCOME (replacing Interest
      Coverage Ratio) of the Third Amended and Restated Credit Agreement among Kushner-Locke Company and Imperial Bank, dated as of February 9, 1990 and as amended and restated as of December 14, 1990, May 1, 1992, August 31, 1993, August 15, 1994, December 21, 1994 and March 24, 1995.

Dear Mr. Kushner:

You have requested that Imperial Bank as Agent temporarily waive the default of the minimum net income covenant for the period ended 3/31/95. The Bank has given its approval and is willing to do so and hereby grants the waiver of the default under this covenant for this period.

Section 5.1 MINIMUM NET INCOME required that Kushner-Locke achieve a breakeven for the period ended 3/31/95. According to Kushner-Locke's draft 10Q provided by the Company, the Company will incur a net loss of -$458M for the period.

The foregoing temporary waiver to Section 5.1 is without prejudice to the Bank's right to enforce all other terms and conditions of the Third Amended and Restated Credit Agreement and this waiver will not be effective beyond the date defined or in any other manner obligate the Bank concerning this Revolving Facility.

If you agree to this waiver, please execute the enclosed copy of this letter. Kindly return the executed copy along with a check for $3,000 for the waiver fee no later than May 15, 1995 for it to become effective.

Sincerely,

[Signature of Janice Zeitinger]

Janice Zeitinger
Vice President


cc: Lenore Nelson, Ken Libkin, Morgan Rector